UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_______________________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2014

Senesco Technologies, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-31326	84-1368850
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

721 Route 202-206, Suite 130, Bridgewater, NJ	08807
(Address of Principal Executive Offices)	(Zip Code)

(908) 864-4444
(Registrant's telephone number, including area code)

Not applicable (Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Directors and Executive Officers

On June 25, 2014, the Board of Directors of the Company appointed Ronald A. Martell to the positions of Director and Chief Executive Officer of the Company. In connection with Mr. Martell’s appointment to the position of Chief Executive Officer, Vaughn Smider, M.D., Ph.D., stepped down as acting Chief Executive Officer of the Company. Dr. Smider will remain the Chief Scientific Officer of the Company, and Leslie Browne, Ph.D., will remain President of the Company.

Ronald A. Martell. Mr. Martell has led successful companies in the biotech industry for over 25 years. Most recently, from January 2012 to July 2013, he served as the President, Director and Chief Executive Officer of NeurogesX, Inc., where he sold the company assets to Acorda Therapeutics. Prior to working at NeurogesX, from February 2010 to December 2011, he served as the Chief Executive Officer of Poniard Pharmaceuticals, Inc., and from May 2007 to February 2010, he served as the President and Chief Operating Officer of Poniard. Mr. Martell was also a director of Poniard from June 2006 until his departure. Prior to working at Poniard, from November 1998 to August 2006, Mr. Martell served as the Vice President, Marketing and then Senior Vice President, Sales, at ImClone Systems Incorporated, where he strengthened and expanded ImClone Systems' commercial operations and field sales force in order to market and commercialize Erbitux® with partners Bristol-Myers Squibb and Merck KGaA. Prior to working at ImClone Systems, from 1988 to 1998, Mr. Martell worked for 10 years at Genentech in a variety of positions, the last of which was Group Manager, Oncology Products. At Genentech, he was responsible for the launch of Herceptin® for metastatic HER-2 positive breast cancer and Rituxan® for non-Hodgkin's lymphoma. Mr. Martell began his career at Roche Pharmaceuticals.

Pursuant to the terms of the Company’s Employment Agreement with Mr. Martell (the “Employment Agreement”), Mr. Martell will receive an annual salary of $295,000, and he is eligible to receive a bonus in accordance with the policy of the Compensation Committee of the Board of Directors of the Company for awarding bonuses to senior executives. Mr. Martell was also granted 400,000 options under the Employment Agreement, with 25% of the options vesting as of June 25, 2015 and the remaining options vesting in 36 approximately equal monthly installments, so that the options will fully vest by June 25, 2018. Pursuant to the terms of the Employment Agreement, if, during the one-year period following the effective date of the Employment Agreement, (i) Mr. Martell’s employment is terminated without cause or (ii) Mr. Martell resigns for good reason (each a “Qualifying Termination”), Mr. Martell would receive (a) a lump sum cash payment in an amount equal to 18 months’ salary, calculated at the rate of his then current Base Salary, (b) COBRA benefits for 18 months beginning on the first day of the month following such Qualifying Termination and (c) reimbursement of life-insurance costs for 18 months following such Qualifying Termination. If Mr. Martell undergoes a Qualifying Termination after the one-year period following the effective date of the Employment Agreement, Mr. Martell would receive (a) a lump sum cash payment in an amount equal to 12 months’ salary, calculated at the rate of his then current Base Salary, (b) COBRA benefits for 12 months beginning on the first day of the month following such Qualifying Termination and (c) reimbursement of life-insurance costs for 12 months following such Qualifying Termination. Moreover, if in connection with a change of control transaction, Mr. Martell’s employment is terminated or he resigns for good cause, Mr. Martell would receive (a) a lump sum cash payment in an amount equal to 24 months’ salary, calculated at the rate of his then current Base Salary, (b) COBRA benefits for 24 months beginning on the first day of the month following such Qualifying Termination and (c) reimbursement of life-insurance costs for 24 months following such Qualifying Termination. Additionally, in connection with the occurrence of any of the triggering events described above, Mr. Martell’s outstanding equity awards would become fully vested and exercisable and would remain exercisable until the expiration of the equity award’s maximum term.

A copy of Mr. Martell’s Employment Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the Employment Agreement is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 8.01	Other Events.

On June 25, 2014, the Company issued a press release announcing the presentation of a business and scientific update at the BIO International Convention in San Diego. A copy of the presentation is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Employment Agreement, dated as of June 25, 2014, by and between Senesco Technologies, Inc. and Ronald A. Martell

99.1	Presentation given by Senesco Technologies, Inc. on June 25, 2014 at the BIO International Convention in San Diego

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

SENESCO TECHNOLOGIES, INC.

Dated: June 27, 2014	By:	/s/ Ronald A. Martell
	Name: Title:	Ronald A. Martell Chief Executive Officer